QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

EMPLOYEE BENEFITS AGREEMENT

DATED AS OF FEBRUARY 23, 2002

BETWEEN

HELMERICH & PAYNE, INC.

AND

HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO.

i

EMPLOYEE BENEFITS AGREEMENT

        This EMPLOYEE BENEFITS AGREEMENT (this "Agreement") is dated as of February 23, 2002, by and between Helmerich & Payne, Inc., a Delaware corporation ("HP Co."), and Helmerich & Payne Exploration and Production Co., a Delaware corporation, a wholly owned subsidiary of HP Co. ("Spinco").

RECITALS

        WHEREAS, HP Co. intends to transfer or cause to be transferred to Spinco certain assets and liabilities of HP Co. and its subsidiaries predominantly related to their oil and gas exploration and production business (the "Contribution");

        WHEREAS, subsequent to the Contribution, all of the issued and outstanding shares of common stock of Spinco will be distributed to the holders of the outstanding common stock of HP Co. on a pro rata basis (the "Distribution");

        WHEREAS, following the Distribution, Mountain Acquisition Co. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Spinco will merge with and into Key Production Company, Inc., a Delaware corporation (the "K Co."), with K Co. being the surviving corporation (the "Merger") pursuant to the terms of the Agreement and Plan of Merger dated as of the date hereof by and between HP Co., Spinco, Merger Sub and K Co. (the "Merger Agreement");

        WHEREAS, HP Co. and Spinco have entered into a Distribution Agreement dated as of the date hereof (the "Distribution Agreement") and certain other agreements that will govern matters relating to the Distribution and the relationship of HP Co. and Spinco following the Distribution;

        WHEREAS, pursuant to the Distribution Agreement, HP Co. and Spinco have agreed to enter into this Agreement for purposes of allocating current and former employees and assets, liabilities, and responsibilities with respect to employee compensation, benefits and other matters.

        NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Distribution Agreement, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        1.1    General.    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          Agreement:    means this Employee Benefits Agreement, and all exhibits, schedules, appendices and annexes hereto.

          Code:    means the Internal Revenue Code of 1986, as amended.

          Closing Date:    has the meaning given in the Merger Agreement.

          Distribution:    has the meaning given in the second recital of this Agreement.

          Distribution Agreement:    has the meaning given in the fourth recital of this Agreement.

          Distribution Date:    has the meaning given in the Distribution Agreement.

          HP Co.:    has the meaning given in the first paragraph of this Agreement.

          HP Co. Change of Control Agreements:    mean those Change of Control Agreements to be entered into by HP Co. and certain executives in its exploration and production division who will become Spinco Employees and are listed on Schedule A attached hereto.

          HP Co. Common Stock:    has the meaning given in the Distribution Agreement.

          HP Co. Educational Assistance Plan:    means the Helmerich & Payne, Inc. Educational Assistance Plan.

          HP Co. Executive Plans:    means (a) Supplemental Retirement Income Plan for Salaried Employees of Helmerich & Payne, Inc.; and (b) Supplemental Savings Plan for Salaried Employees of Helmerich & Payne, Inc.

          HP Co. Flexible Plan:    means the Helmerich & Payne, Inc. Flexible Benefits Plan.

          HP Co. Health and Welfare Plans:    are set forth on Schedule B hereto.

          HP Co. Incentive Plans:    means (a) Helmerich & Payne, Inc. 1990 Stock Incentive Plan; (b) Helmerich & Payne, Inc. 1996 Stock Incentive Plan; and (c) Helmerich & Payne, Inc. 2000 Stock Incentive Plan.

          HP Co. Pension Plan:    means the Helmerich & Payne, Inc. Employees Retirement Plan.

          HP Co. Plans:    means the HP Co. Savings Plan, the HP Co. Pension Plan, the HP Co. Health and Welfare Plans, the HP Co. Change of Control Agreements and the HP Co. Severance Plan.

          HP Co. Post-Retirement Medical Plan:    means the Helmerich & Payne, Inc. Post Retirement Medical Plan.

          HP Co. Savings Plan:    means the Helmerich & Payne, Inc. 401(k)/Thrift Plan.

          HP Co. Severance Plan:    means the Helmerich & Payne, Inc. Severance Plan established for employees in its exploration and development division who become Spinco Employees.

          HP Co. Stock Option:    means an option to acquire HP Co. Common Stock granted pursuant to an HP Co. Incentive Plan.

          HP Co. Vacation Policy:    means the Helmerich & Payne, Inc. Vacation Policy.

          Merger:    has the meaning given in the third recital of this Agreement.

          Retained Employee:    means any individual (i) who, as of the close of the Distribution Date, is actively employed by, or an approved leave of absence or layoff with right of recall from, HP Co. or any individual who was at any time on or prior to the Distribution Date employed by HP Co. or any of its subsidiaries or affiliates and (ii) who is not a Spinco Employee.

          Spinco:    has the meaning given in the first paragraph of this Agreement.

          Spinco 401(k) Plan:    means the defined contribution plan established by Spinco in accordance with the terms and provisions more specifically described in Section 3.7 of this Agreement.

          Spinco Common Stock:    has the meaning given in the Distribution Agreement.

          Spinco Employee:    means (i) any individual listed on Schedule C attached hereto and (ii) any other individual identified by HP Co. whose transfer to Spinco was approved by K Co. (whether a specific approval of an individual employee or an approval of a reasonably identifiable and limited class of employees), such approval not to be unreasonably withheld, and in either case, who, as of the close of the Distribution Date, is actively employed by, or on an approved leave of absence or layoff with right of recall from, Spinco.

          Spinco Liabilities:    has the meaning given in Section 2.2(a).

ARTICLE II
EMPLOYEES; ASSUMPTION OF LIABILITIES

        2.1    Employees.

          (a)    General.    Effective as of the Distribution Date, Spinco Employees shall be employees of Spinco and Retained Employees shall be employees of HP Co.

          (b)    HP Co. Pension Plan.    The benefit of each Spinco Employee under the HP Co. Pension Plan will be the benefit earned by the Spinco Employee (if any) as of the Distribution Date, and such benefits will be paid as provided in the HP Co. Pension Plan. Effective as of the Distribution Date, Spinco Employees shall cease to accrue additional benefits under the HP Co. Pension Plan. The HP Co. Pension Plan may be amended by HP Co. prior to the Distribution Date to provide that (A) certain Spinco Employees who are not "highly compensated employees" as defined in Section 414(q) of the Code will be credited as of the Distribution Date with up to two additional years of employment service and/or age for purposes of determining whether such Spinco Employees qualify for early retirement under the HP Co. Pension Plan based on attainment of at least age 55 and being credited with at least 10 Years of Credited Service (as defined in the HP Co. Pension Plan), and (B) such Spinco Employees will be entitled to an early retirement benefit under the HP Co. Pension Plan upon termination of employment with Spinco and its affiliates on substantially the same basis as any other employee of HP Co. who terminates employment with HP Co. as of such time. The credit of this additional employment service will be recognized only for the limited purpose of enabling such Spinco Employee to receive a subsidized early retirement benefit under the HP Co. Pension Plan.

          (c)    HP Co. Post Retirement Medical Plan.    The HP Co. Post Retirement Medical Plan will be amended by HP Co. to provide that if any Spinco Employee has met the eligibility requirements for benefits under the HP Co. Post Retirement Medical Plan as of the Distribution Date, then, such Spinco Employee will be entitled to receive post-retirement medical benefits under the HP Co. Post-Retirement Medical Plan after termination of employment with Spinco and its affiliates on substantially the same basis as similarly situated Retained Employees from time to time.

          (d)    HP Co. Executive Plans.    The benefit of each Spinco Employee under the HP Co. Executive Plans will be the benefit earned by the Spinco Employee (if any) as of the Distribution Date. Effective as of the Distribution Date, Spinco Employees shall cease to accrue additional benefits under the HP Co. Executive Plans. The HP Co. Executive Plans will be amended (subject to HP Co. Executive Plan requirements) by HP Co. to provide that distributions will not be made from such plans until the Spinco Employee terminates employment with Spinco and its affiliates.

          (e)    No Right to Continued Employment.    Nothing contained in this Agreement shall confer on any Spinco Employee or HP Co. Employee any right to continued employment.

          (f)    Accelerated Vesting in Retirement Plans.    At the Distribution Date, Spinco Employees who are not 100% vested in their benefits in the HP Co. Executive Plans and, to the extent doing so will not adversely affect their tax-qualified status, in the HP Co. Pension Plan and the HP Co. Savings Plan, will be 100% vested in the benefits accrued as of such date.

          (g)    HP Co. Educational Assistance Plan.    With respect to any Spinco Employee who on the Distribution Date has incurred any obligation under the HP Co. Educational Assistance Plan, such obligation will be cancelled and forgiven at such time. Withholding obligations, if any, resulting from cancellation and forgiveness of such obligation shall be satisfied out of any other payments by HP Co. to the Spinco Employee or if there are none (or their amount is insufficient for such purpose) shall be paid to HP Co. by the Spinco Employee, all in accordance with the Code.

          (h)    HP Co. Vacation Policy.    Prior to the Distribution Date, the HP Co. Vacation Policy will be amended by HP Co. to provide that any vacation which has accrued for the benefit of any Spinco Employee as of the Distribution Date and the resulting liability therefor will become the liability of Spinco. Spinco shall cause the Spinco Employees to receive full credit for all years of employment service with HP Co. while employed by Spinco for purposes of calculating the Spinco Employees' vacation accrual. Further, Spinco agrees that for the year in which the Distribution Date occurs, terms and provisions at least as favorable as those of the HP Co. Vacation Policy shall be applied by Spinco in determining all rights of Spinco Employees to vacation while employed by Spinco in the year in which the Distribution Date occurs.

          (i)    Non-Termination of Employment.    Except as otherwise expressly provided herein, no provision of this Agreement or the Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Spinco Employee or other future, present, or former employee of HP Co. or Spinco under any HP Co. Plan or otherwise. Without limiting the generality of the foregoing, except as otherwise required by applicable law or as may expressly be provided in an applicable agreement, neither the Distribution nor the transfer of an employee to Spinco shall cause any employee to be deemed to have incurred a termination of employment for purposes of any HP Co. Plans.

        2.2    Assumption and Liabilities.

          (a)    Assumption by Spinco.    Subject to satisfaction by HP Co. of its obligations hereunder, Spinco hereby assumes and agrees to pay, perform, fulfill and discharge, in accordance with their respective terms, as such relate to the Spinco Employees all of the following, regardless of when or where such liabilities arose or arise or were or are incurred (collectively, the "Spinco Liabilities"):

            (i)    HP Co. Change of Control Agreements.

            (ii)  HP Co. Severance Plan.

            (iii)  HP Co. Vacation Policy for the year in which the Distribution Date occurs.

            (iv)  All other liabilities relating to, arising out of, or resulting from obligations, liabilities, and responsibilities expressly assumed or retained by Spinco pursuant to this Agreement.

        Nothing contained in this Section 2.2(a) shall affect Spinco's ability to terminate or amend any plan or arrangement assumed by Spinco so long as any action taken by Spinco is in accordance with the terms of such plan or arrangement.

          (b)    Assumption by HP Co.    All liabilities with respect to Retained Employees shall be assumed and retained by HP Co., and HP Co. agrees to pay, perform, fulfill, and discharge in accordance with their respective terms all of such liabilities, regardless of when or where such liabilities arose or arise or were or are incurred ("Retained Liabilities").

ARTICLE III
SPINCO PLANS

        3.1    Medical and Dental Plans.    Effective as of the Distribution Date, Spinco shall establish medical and dental plans the terms of which shall be substantially no less favorable in the aggregate in terms of both employee contributions and benefits than the respective HP Co. Health and Welfare Plans in effect and applicable to Spinco Employees immediately prior to the Distribution Date. Any Spinco Employees who currently participate in HP Co.'s executive medical plan shall cease to so participate effective as of the Distribution Date.

        3.2    Vision Plan.    Effective as of the Distribution Date, Spinco shall establish a vision plan on terms that are substantially similar to the HP Co. vision plan in effect and applicable to the Spinco Employees immediately prior to the Distribution Date.

        3.3    Section 125 Cafeteria Plan.    Effective as of the Distribution Date, Spinco shall establish a cafeteria plan under Section 125 of the Code on terms that are substantially similar to the HP Co. Flexible Plan in effect and applicable to Spinco employees immediately prior to the Distribution Date, but with outside administration similar to that applicable to the K Co. cafeteria plan as of the date of this Agreement. As soon as practicable following the Distribution Date, HP Co. shall transfer to Spinco and Spinco shall accept the flexible spending account elections and account liabilities (maintained pursuant to Code Sections 105 and 129) of the Spinco Employees under HP Co. Flexible Plan, and HP Co. shall transfer to Spinco the aggregate net cash amount (determined immediately prior to the Distribution Date) for contributions paid but not yet reimbursed, less the amount of reimbursements for which contributions have not been received by or on behalf of the Spinco Employees under the HP Co. Flexible Plan.

        3.4    Life Insurance.    Effective as of the Distribution Date, Spinco shall establish a life insurance plan on terms that are substantially similar to those applicable to K Co. employees as of the date of this Agreement, with company-paid coverage no greater than the lesser of (a) two times salary or (b) $500,000.

        3.5    Sick Leave and Disability Arrangements.    Effective as of the Distribution Date, Spinco shall establish (a) a long-term disability plan on terms that are substantially similar to the K Co. long-term disability plan as in effect as of the date of this Agreement and (b) sick leave and short-term disability arrangements as may be mutually agreed by HP Co. and K Co. before the Closing Date.

        3.6    Educational Assistance.    Effective as of the Distribution Date, Spinco shall establish an educational assistance plan on terms that are substantially similar to the HP Co. Educational Assistance Plan in effect and applicable to the Spinco employees immediately prior to the Distribution Date.

        3.7    Spinco 401(k) Plan.    Effective as of the Distribution Date, Spinco shall establish the Spinco 401(k) Plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code, the terms of which shall be mutually agreed by K Co. and HP Co. before the Closing Date, but which in any event shall include terms no less favorable than: (a) a maximum elective deferral percentage equal to 50% of a participant's covered compensation; (b) dollar for dollar company matching contributions up to 5% of a participant's covered compensation; and (c) vesting over four years in equal 25% annual installments.    Effective as of the Distribution Date, the Spinco Employees shall cease participation in the HP Co. Savings Plan, and shall commence participation in the Spinco 401(k) Plan. As soon as practicable after the Distribution Date (but in any event not before any required filings with the Internal Revenue Service have become effective), HP Co. shall cause the trustee of the trust established under the HP Co. Savings Plan to transfer to the trustee of the trust established under the Spinco 401(k) Plan all assets and liabilities attributable to the accounts of Spinco Employees under the HP Co. Savings Plan as of the date of such transfer (in the form of cash, except that plan loans and assets held in the form of HP Co. Common Stock and Spinco Common Stock shall be transferred in kind), and Spinco shall cause the trustee of the trust established under the Spinco 401(k) Plan to accept such transfer. Until such time as assets are transferred from the HP Co. Savings Plan to the Spinco Savings Plan as contemplated in the foregoing provisions of this Section 3.7, HP Co. and Spinco shall cooperate to take such steps as may be necessary to permit any Spinco Employee with an outstanding plan loan under the HP Co. Savings Plan as of the Distribution Date to make timely loan service payments to the HP Co. Savings plan through Spinco payroll deductions.

        3.8    Equity Plans.    Effective not later than the Distribution Date, Spinco shall establish, and HP Co., as sole shareholder of Spinco shall approve, the Spinco 2002 Stock Incentive Plan. The terms of the Spinco 2002 Stock Incentive Plan shall be mutually agreed by HP Co. and K Co., with the understanding that such plan will be substantially similar in terms to the HP Co. Incentive Plans as in effect and applicable to Spinco Employees as of the Distribution Date.

        3.9    Service Crediting and Similar Matters.    As of the Distribution Date, Spinco shall cause each Spinco Employee to be given full credit for all service with HP Co. and Spinco and their affiliates before the Distribution Date for all purposes under any employee benefit plans or arrangements established or assumed by Spinco or any of its affiliates at any time (except to the extent necessary to avoid the duplication of benefits). For purposes of determining the terms and conditions of a Spinco Employee's participation in any employee welfare benefit plans of Spinco or its affiliates (the "Spinco Welfare Plans"), Spinco shall, and shall cause its affiliates to, (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Spinco Employee or his or her dependents under the Spinco Welfare Plans, other than to the extent limitations or waiting periods that are already in effect with respect to the Spinco Employee or his or her dependents have not been satisfied as of the Distribution Date under the corresponding welfare benefit plans maintained for the Spinco Employee immediately before the Distribution Date, and (ii) provide each Spinco Employee with credit for any co-payments and deductibles attributable to the portion of the year in which the Distribution Date occurs (without regard to whether such payments were paid) in satisfying any deductible or out-of-pocket requirements under the Spinco Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

        3.10    COBRA.    Spinco shall be responsible for providing such "continuation coverage" (within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")) as is required pursuant to COBRA with respect to (i) any Spinco Employee who incurs a "qualifying event" (as such term is defined in COBRA) at or after the Distribution Date and (ii) any Spinco Employee who incurs such a qualifying event before the Distribution Date as to which notice is not provided by the Spinco Employee until at or after the Distribution Date.

ARTICLE IV
INCENTIVE PLANS

        4.1    Conversion of Awards.    Not later than immediately before the Distribution, HP Co. shall have adopted such resolutions and taken such other actions as may be required to provide that, effective as of the Distribution Date, each HP Co. Stock Option granted under the HP Co. Incentive Plans to any Spinco Employee that is outstanding as of the Distribution Date shall be converted into an option to purchase Spinco Common Stock under the Spinco 2002 Stock Incentive Plan, the number of shares of Spinco Common Stock determined by multiplying the number of shares of HP Co. Common Stock subject to such HP Co. Stock Option immediately before the Distribution Date by the Option Exchange Ratio (as defined in Section 4.3, below), at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of HP Co. Common Stock otherwise purchasable pursuant to such HP Co. Stock Option divided by the Option Exchange Ratio (as defined in Section 4.3, below); provided, however, that with respect to any HP Co. Stock Option, such substitution shall be effected such that (i) the aggregate intrinsic value of the award immediately after the conversion is not greater than the aggregate intrinsic value (as determined pursuant to United States Generally Accepted Accounting Principles) of the HP Co. Stock Option immediately before the conversion and (ii) the ratio of the exercise price per share to the market value per share is not reduced as a result of the conversion.

        4.2    Option Provisions.    For purposes of determining when any such option to purchase Spinco Common Stock shall vest and expire, service with HP Co. and its Affiliates before the Distribution shall be treated as service with Spinco and its Affiliates at and after the Distribution and vice versa.

        4.3    Exchange Ratio.    For purposes of Section 4.1, above, "Option Exchange Ratio" shall mean the quotient (rounded to the third decimal place) determined by dividing (i) the average of the daily closing prices per share of HP Co. Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System (regular way), as reported in The Wall Street Journal, for the five trading days ending on the date immediately prior to the fifth full NYSE trading day immediately preceding the record date for the Distribution by (ii) the average of the daily closing prices per share of Spinco Common Stock on the NYSE Composite Transactions Reporting System (regular way), as reported in The Wall Street Journal for the first five trading days following the Distribution Date. The Option Exchange Ratio shall be subject to appropriate adjustment in the event of any stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of HP Co. Common Stock or Spinco Common Stock.

ARTICLE V
GENERAL

        5.1    Payment and Accounting Treatment for Expenses.    All expenses (and the accounting treatment related thereto) through the close of the Distribution Date regarding matters addressed herein shall be handled and administered by HP Co. and Spinco in accordance with the past HP Co. accounting and financial practices and procedures pertaining to such matters.

        5.2    Sharing of Participant Information.    HP Co. and Spinco shall share with each other and their respective agents and vendors all participant information necessary for the efficient and accurate administration of the HP Co. Plans following the Distribution Date. HP Co. and Spinco and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration.

        5.3    Non-Solicitation of Employees.    For a period of two years from the close of the Distribution Date, Spinco and its affiliates will not, without the prior written consent of HP Co., and HP Co. and its affiliates will not, without the prior written consent of Spinco, whether directly or indirectly, solicit (in writing or orally) for employment or other services, whether as an employee, officer, director, agent, consultant or independent contractor, any person who or which is at the time of such solicitation an employee, agent, representative, officer or director of the other party; provided, however, that this covenant shall continue to apply in the case of persons who have left the employ of either party within a 30-day period prior to being solicited by the other party.

        5.4    Plan Audits.    Each of HP Co. and Spinco, and their duly authorized representatives, shall have the right to conduct audits at any time upon reasonable prior notice, at their expense, with respect to all information provided to it or to any plan recordkeeper or third-party administrator by the other party. The auditing party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Distribution Agreement, which are incorporated by reference herein. The party being audited shall provide the auditing party's representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide work space to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on these findings in writing within five business days after receiving such draft.

        5.5    Consent of Third Parties.    If any provision of this Agreement is dependent upon the consent of any third party (such as a vendor or a union) and such consent is withheld, HP Co. and Spinco shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party consent, HP Co. and Spinco shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase "reasonable best efforts" as used in this Agreement shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

        5.6    Effect if Distribution Does Not Occur.    If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the close of the Distribution

Date, immediately after the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by HP Co. and Spinco.

        5.7    Relationship of Parties.    Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

        5.8    Indemnification.    Effective on the Distribution Date, Spinco agrees to indemnify and hold harmless HP Co. and its respective officers, directors, employees and agents and the HP Co. Plans from and against any and all liabilities, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and any all expenses reasonably incurred in investigating, preparing or defending against any pending or seriously threatened litigation or claim) arising out of or relating to any Spinco Liability. Effective on the Distribution Date, HP Co. agrees to indemnify and hold harmless Spinco and its respective officers, directors, employees and agents and the Spinco Plans from and against all liabilities, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and any all expenses reasonably incurred in investigating, preparing or defending against any pending or seriously threatened litigation or claim) arising out of or relating to any Retained Liabilities. If any action is brought or any claim is made against HP Co. or Spinco or a person in respect of which indemnity may be sought pursuant to this Section 5.8 (the "Indemnitee"), the Indemnitee shall, within 10 days after the receipt of information indicating that an action or claim is likely, notify in writing the person from whom indemnification is sought (the "Indemnitor") of the action or the making of the claim, and the Indemnitor shall have the right, and at the request of the Indemnitee, shall have the obligation, to assume the defense of the action or claim, including the employment of counsel. If the Indemnitor assumes the defense of the action or claim, the Indemnitor shall be entitled to settle the action or claim on behalf of the Indemnitee without the prior written consent of the Indemnitee unless such settlement would, in addition to the payment of money, materially affect the ongoing business or employment of the Indemnitee. The Indemnitee shall have the right to employ its own counsel, but the fees and expenses of that counsel shall be the responsibility of the Indemnitee unless (i) the employment of that counsel shall have been authorized in writing by the Indemnitor in connection with the defense of the action or claim; (ii) the Indemnitor shall not have employed counsel to have charge of the defense of such action or claim; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnitor (in which case, the Indemnitor shall not have the right to direct any different defense of the action or claim on behalf of the Indemnitee). The Indemnitee shall, in any event, be kept fully informed of the defense of any such action or claim. Except as expressly provided above, in the event that the Indemnitor shall not previously have assumed the defense of an action or claim, at such time as the Indemnitor does assume the defense of the action or claim, the Indemnitor shall not thereafter be liable to any Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in investigating, preparing or defending against such claim or action.

        Anything in this Section 5.8 to the contrary notwithstanding, the Indemnitor shall not be liable for any settlement of any claim or action effected without its written consent; provided, however, that if after due notice, the Indemnitor refuses to defend a claim or action, the Indemnitee shall have the right to defend and/or settle such action, and the Indemnitee shall not be precluded from making a claim against the Indemnitor for reasonable expenses and liabilities resulting from such defense and/or settlement in accordance with this Section 5.8.

        Notwithstanding the foregoing provisions of this Section 5.8, there may be particular actions or claims which reasonably could result in both parties being liable to the other under the indemnification provisions of this Agreement. In such events, the parties shall endeavor, acting reasonably and in good faith, to agree upon a manner of conducting the defense and settlement of the action or claim with a view to minimizing the legal expenses and associated costs that might otherwise be incurred by the parties, such as, by way of illustration only, agreeing to the use of the same legal counsel.

        The indemnification provisions of this Section 5.8 shall not inure to the benefit of any third party. By way of illustration only, an insurer who would otherwise be obligated to pay any claim should not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of these indemnification provisions.

        5.9    Survival.    This Agreement shall survive the Distribution Date.

        5.10    Notices.    Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be given in accordance with the provisions for giving notice under the Distribution Agreement.

        5.11    Interpretation.    Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein" and "herewith" and other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all scheduled and any other exhibits hereto) and not to any particular provision of this Agreement. The word "including" and the words "of similar import" when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive.

        5.12    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

        5.13    No Assignment.    This Agreement may not be assigned by either party (except by operation of law) without the written consent of the other, and shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

        5.14    Amendment.    This Agreement may not be amended or supplemented except by an agreement in writing signed by HP Co. and Spinco.

        5.15    Termination.    In the event the Merger Agreement is terminated prior to the consummation of the transactions contemplated by the Merger Agreement, this Agreement shall terminate without further action by HP Co. or Spinco.

        5.16    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

*            *            *            *             *

        IN WITNESS WHEREOF, the parties have caused this Employee Benefits Agreement to be executed as of the day and year first above written.

HELMERICH & PAYNE, INC.

By:	/s/ HANS HELMERICH
Name:	Hans Helmerich
Title:	President and Chief Executive Officer

HELMERICH & PAYNE EXPLORATION AND PRODUCTION CO.

By:	/s/ STEVEN R. MACKEY
Name:	Steven R. Mackey
Title:	Vice President

QuickLinks

  Exhibit 10.3
TABLE OF CONTENTS
EMPLOYEE BENEFITS AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II EMPLOYEES; ASSUMPTION OF LIABILITIES
ARTICLE III SPINCO PLANS
ARTICLE IV INCENTIVE PLANS
ARTICLE V GENERAL